Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PURECYCLE TECHNOLOGIES, INC.
PureCycle Technologies, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
FIRST: The title of Article VII, Section 3 of the Amended and Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:
Section 3.    Election and Terms of Service.
SECOND: Article VII, Section 3(b) of the Amended and Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:

(b)    Directors will be elected at each annual meeting of the stockholders and will serve for terms expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier death, disability, resignation, disqualification or removal. At each annual meeting of the stockholders of the Company held prior to the Sunset Date, the successors to the Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting.

    THIRD: Article VII, Section 3(c) of the Amended and Restated Certificate of Incorporation of the Company is hereby deleted.

    FOURTH: Article VII, Section 5 of the Amended and Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:

Section 5.    Newly Created Directorships and Vacancies. Subject to (a) the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation and (b) the terms of the Investors Rights Agreement, dated as of March 17, 2021, by and among the Company and the stockholders party thereto (the “IRA”), newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, disability, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office until the next annual meeting of stockholders and until such Director’s successor is duly elected and qualified or until his or her earlier death, disability, resignation, disqualification or removal. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director. Nothing in this Certificate of Incorporation will preclude a Director from serving consecutive terms.

    FIFTH: Article VII, Section 6 of the Amended and Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:

Section 6.    Removal. Subject to (a) the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation and (b) Article VII, Section 7, any Director may be removed from office by the stockholders at any time, with or without cause and, in either case, only in the manner provided in this Article VII, Section 6. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting and identifies the Director or Directors proposed to be removed, the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors.

SIXTH: That said amendments were duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
SEVENTH: This Certificate of Amendment shall become effective at 10:05 a.m. Eastern Time on May 10, 2023.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 9th day of May, 2023.
PURECYCLE TECHNOLOGIES, INC.

By: _/s/ Brad Kalter_____________________
Name: Brad Kalter
Title: General Counsel and Corporate Secretary